Filed Pursuant to Rule 424(b)(5)
Registration No. 333-262122

Supplement to Prospectus Supplement dated March 30, 2022
(To the Prospectus dated January 21, 2022)

CROWN ELECTROKINETICS CORP.

Up to $2,000,000
COMMON STOCK

This prospectus supplement, or this supplement, supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated March 30, 2022, which together with the accompanying prospectus dated January 21, 2022 contained in our Registration Statement on Form S-3 (Registration No. 333-262122), we refer to as the prospectus, relating to the issuance and sale of shares of common stock, par value $0.001 per share, of Crown Electrokinetics Corp. (the “Company”, “we”, or “us”), from time to time through our sales agent, A.G.P./Alliance Global Partners (“A.G.P.” or the “Sales Agent”). These sales, if any, will be made pursuant to the terms of the Sales Agreement (the “Sales Agreement”), by and between the Company and the Sales Agent.

This supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the prospectus and this supplement, you should rely on the information in this supplement. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this supplement.

We are filing this supplement to supplement and amend, as of July 19, 2022, the prospectus to reduce the maximum aggregate offering price of our common stock that may be offered, issued and sold under the Sales Agreement. Accordingly, we may offer and sell shares of our common stock having a maximum aggregate offering price of up to $2,000,000 from time to time through the Sales Agent, acting as our sales agent or principal in accordance with the Sales Agreement. As of the date of the filing of this supplement, we have sold 51,169 shares of common stock covered by the prospectus pursuant to the Sales Agreement for gross proceeds of $59,697.30.

Our common stock is traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “CRKN”. On July 18, 2022, the closing sale price of our common stock on Nasdaq was $1.075 per share.

Sales of shares of our common stock under the prospectus, if any, may be made by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

The Sales Agent will be entitled to compensation under the terms of the Sales Agreement at a commission rate equal to 3.0% of the gross sales price from sales of shares under this offering. We will use the net proceeds from any sales under the prospectus as described under “Use of Proceeds” in the prospectus. The amount of proceeds we receive from sales of our common stock, if any, will depend on the number of shares actually sold and the offering price of such shares.

In connection with the sale of common stock on our behalf, the Sales Agent will be deemed to be an underwriter within the meaning of the Securities Act, and its compensation as the sales agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves a high degree of risk. You should read carefully and consider the information contained in and incorporated by reference under “Risk Factors” beginning on page S-7 of the prospectus, and the risk factors contained in other documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this supplement is July 19, 2022